EXHIBIT 99.1

News Release

Pioneer Natural Resources Provides Production and Financial Update
for the Second Quarter of 2012

Dallas, Texas, July 18, 2012 -- Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today provided updates on the Company’s expected production and commodity price realizations for the second quarter of 2012 and the Company’s commodity derivative positions for 2014 and 2015.

Second Quarter 2012 Production Update

Pioneer’s production from continuing operations averaged 150,506 barrels oil equivalent per day (BOEPD) in the second quarter of 2012. The Company’s production guidance for the quarter was 149 thousand barrels oil equivalent per day (MBOEPD) to 154 MBOEPD. Production from the Spraberry field in West Texas was negatively impacted by approximately 4,800 BOEPD due to unplanned third-party natural gas liquids (NGL) fractionation downtime and tight industry NGL fractionation capacity at Mont Belvieu, Texas as described below. Had these third-party processing issues not occurred during the second quarter and all of Pioneer’s NGL volumes could have been fractionated and sold, Pioneer’s production would have been above the top of the guidance range at approximately 155 MBOEPD.

•
The Spraberry field produces oil and associated liquids-rich gas. The gas includes NGLs, which are separated at the Midkiff/Benedum and Sale Ranch gas processing facilities in West Texas. These NGLs are then transported to third-party fractionation facilities at Mont Belvieu. During May, a significant third-party facility was shut down for planned maintenance. When it came back on line in late May, it had operating problems and was not able to achieve its pre-shutdown fractionation capacity. As a result of this problem and tight fractionation capacity across the Mont Belvieu complex, Pioneer built an NGL inventory of 256 thousand barrels that could not be processed for sale in June, thereby negatively impacting production for the second quarter by approximately 2,800 BOEPD. Within the next month, the fractionation facility is expected to increase processing rates to its pre-shutdown processing capacity, thereby allowing Pioneer’s NGL inventory and ongoing production to be fractionated and sold over the remainder of 2012. Based on the Company’s second quarter NGL price realization per barrel, the NGL inventory has a sales value of approximately $8 million.

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The Midkiff/Benedum gas processing plants were also forced to reject ethane into the residue gas stream during the second quarter as a result of tight NGL capacity at Mont Belvieu. The net impact of this shift was a loss in production of approximately 2,000 BOEPD. Ethane rejection continues and is expected to impact Pioneer’s production over the remainder of 2012 based on the outlook for continuing tight fractionation capacity at Mont Belvieu. Due to low ethane prices, there is not a significant economic impact to rejecting ethane versus producing it. Pioneer estimates that its revenues are lower as a result of rejecting ethane by approximately $18 thousand per day at current gas and NGL prices.

Despite the unanticipated NGL inventory build in the second quarter and the reduced production resulting from ethane rejection, Pioneer continues to expect to deliver full-year 2012 production ranging from 148 MBOEPD to 153 MBOEPD, an increase of 23% to 27% compared to full-year 2011.

Second Quarter 2012 Commodity Prices

In the second quarter of 2012, Pioneer’s oil sales averaged 61 thousand barrels per day (MBPD), NGL sales averaged 27 MBPD and gas sales averaged 373 million cubic feet per day. For the second quarter, Pioneer expects to report an approximate before-tax net gain of $276 million on mark-to-market derivative contracts, of which approximately $119 million is a before-tax noncash net gain and $157 million is a before-tax cash net gain. The Company's derivative mark-to-market results are outlined on the attached schedule.

In the second quarter, the NYMEX West Texas Intermediate (WTI) oil price averaged $93.49 per barrel. Pioneer's second quarter oil average realized price per barrel before derivative transactions was $86.87 per barrel. Including the impact of VPPs and all derivatives, the second quarter average oil price was $87.94 per barrel. The NGL average realized price per barrel before derivative transactions was $32.62, or approximately 35% of WTI. Including the impact of all derivatives, the average NGL price was $34.48 per barrel.

In the second quarter, the NYMEX gas price averaged $2.21 per thousand cubic feet (MCF). Pioneer's second quarter average realized gas price before derivative transactions was $2.00 per MCF. Including the impact of all derivatives, the average gas price was $4.43 per MCF.

Commodity Derivative Positions For 2014 and 2015

Pioneer has a strong financial position and is committed to maintaining this position. In June and July 2012, Pioneer liquidated swap, collar and three-way collar derivatives for 250,000 million British thermal units per day (MMBTUPD) of 2014 gas production and 80,000 MMBTUPD of 2015 gas production. These liquidated volumes represent 100% and 43% of Pioneer’s gas derivative positions in 2014 and 2015, respectively. The Company also liquidated 140,000 MMBTUPD of gas basis swaps for 2014. As a result of these liquidations, the Company realized approximately $143 million of net cash proceeds, of which $72 million was realized during June.
The gas derivatives were unwound when gas prices were at low levels to partially offset the reduction in cash flow the Company is now expecting for 2012 resulting from lower price realizations on oil and NGL sales. Despite the monetization of the gas derivatives for 2014 and a portion for 2015, Pioneer continues to have one of the best commodity derivatives positions in the industry. Derivative swap, collar and three-way collar contracts cover approximately 90% of the Company’s oil production over the remainder of 2012, 85% in 2013 and 40% in 2014. For gas, swap, collar and three-way collar derivative contracts are in place to cover 90% of Pioneer’s production over the remainder of 2012, 65% in 2013 and 20% in 2015.
The Company's open derivatives positions are outlined on the attached schedule.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of an industrial sand mining business, international operations and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins – 972-969-4065
Eric Pregler – 972-969-5756
Casey Edwards – 972-969-5759
Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION

The following table summarizes net derivative gains and losses that Pioneer expects to record in its earnings for the three and six months ended June 30, 2012:

Derivative Gains, Net
(in thousands)

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Noncash changes in fair value:
Oil derivative gains	$317,479	$267,610
NGL derivative gains	8,477	11,360
Gas derivative losses	(184,548)	(112,813)
Diesel derivative gains (losses)	236	(34)
Marketing derivative gains	119	73
Interest rate derivative losses	(22,659)	(19,039)
Total noncash derivative gains, net	119,104	147,157

Cash settled changes in fair value:
Oil derivative losses	(2,099)	(8,703)
NGL derivative gains	4,552	6,465
Gas derivative gains (a)	154,180	220,726
Diesel derivative gains	—	1,864
Marketing derivative gains	75	53
Total cash derivative gains, net	156,708	220,405
Total derivative gains, net	$275,812	$367,562

__________

(a)
During June and July 2012, the Company liquidated swap, collar and three-way collar derivative contracts for 250,000 million British thermal units ("MMBtus") per day of 2014 gas production and 80,000 MMBtus per day of 2015 gas production.  The Company also liquidated 2014 basis swap contracts for 70,000 MMBtus per day of Permian Basin gas production, 40,000 MMBtus per day of Gulf Coast gas production and 30,000 MMBtus per day of Mid-Continent gas production.  As a result of these liquidations, the Company realized $72 million of proceeds during the second quarter of 2012, which are included in "Cash settled changes in fair value: Gas derivative gains," above, and $71 million of proceeds during the third quarter of 2012. The liquidated derivative contracts are not included in the accompanying open commodity derivative positions table.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of July 17, 2012
(Volumes are average daily amounts)

	2012		Twelve Months Ending December 31,
	Third Quarter	Fourth Quarter	2013	2014	2015
Average Daily Oil Production Associated with Derivatives (Bbls):
Collar Contracts with Short Puts:
Volume	50,110	53,110	67,290	40,000	—
NYMEX price:
Ceiling	$118.61	$118.85	$120.61	$122.77	$—
Floor	$84.50	$85.09	$88.88	$91.50	$—
Short Put	$68.80	$69.44	$71.72	$74.88	$—
Collar Contracts:
Volume	2,000	2,000	—	—	—
NYMEX price:
Ceiling	$127.00	$127.00	$—	$—	$—
Floor	$90.00	$90.00	$—	$—	$—
Swap Contracts:
Volume	3,000	3,000	3,000	—	—
NYMEX price	$79.32	$79.32	$81.02	$—	$—
Rollfactor Swap Contracts:
Volume	—	—	6,000	—	—
NYMEX Roll price (a)	$—	$—	$0.43	$—	$—
Basis Swap Contracts:
Argus Index Swap volume	20,000	20,000	—	—	—
Price (b)	$(1.15)	$(1.15)	$—	$—	$—
Average Daily NGL Production Associated with Derivatives (Bbls):
Collar Contracts with Short Puts:
Volume	3,000	3,000	—	—	—
Index price :
Ceiling	$79.99	$79.99	$—	$—	$—
Floor	$67.70	$67.70	$—	$—	$—
Short Put	$55.76	$55.76	$—	$—	$—
Swap Contracts:
Volume	750	750	—	—	—
Index price (c)	$35.03	$35.03	$—	$—	$—
Average Daily Gas Production Associated with Derivatives (MMBtu):
Collar Contracts with Short Puts:
Volume	—	—	—	—	105,000
NYMEX price:
Ceiling	$—	$—	$—	$—	$4.96
Floor	$—	$—	$—	$—	$4.00
Short Put	$—	$—	$—	$—	$3.00
Collar Contracts:
Volume	65,000	65,000	150,000	—	—
NYMEX price:
Ceiling	$6.60	$6.60	$6.25	$—	$—
Floor	$5.00	$5.00	$5.00	$—	$—
Swap Contracts:
Volume	275,000	275,000	112,500	—	—
NYMEX price (d)	$4.97	$4.97	$5.62	$—	$—

	2012		Twelve Months Ending December 31,
	Third Quarter	Fourth Quarter	2013	2014	2015
Basis Swap Contracts:
Permian Basin Index Swap volume (e)	32,500	32,500	52,500	—	—
Price differential ($/MMBtu)	$(0.38)	$(0.38)	$(0.23)	$—	$—
Mid-Continent Index Swap volume (e)	50,000	50,000	30,000	—	—
Price differential ($/MMBtu)	$(0.53)	$(0.53)	$(0.38)	$—	$—
Gulf Coast Index Swap volume (e)	53,500	53,500	60,000	—	—
Price differential ($/MMBtu)	$(0.15)	$(0.15)	$(0.14)	$—	$—
____________

(a)
Represent swaps that fix the difference between (i) each day's price per Bbl of West Texas Intermediate oil "WTI" for the first nearby month less (ii) the price per Bbl of WTI for the second nearby NYMEX month, multiplied by .6667; plus (iii) each day's price per Bbl of WTI for the first nearby month less (iv) the price per Bbl of WTI for the third nearby NYMEX month, multiplied by .3333.

(b)	Represent swaps that fix the basis differential between ARGUS Midland WTI and ARGUS Cushing WTI.
(c)	Represents weighted average index price per Bbl of each NGL component.
(d)	Represents the NYMEX Henry Hub index price on the derivative trade date.
(e)
Represent swaps that fix the basis differentials between the indices price at which the Company sells its Permian Basin, Mid-Continent and Gulf Coast gas and the NYMEX Henry Hub index price used in gas swap and collar contracts.

Diesel prices. As of June 30, 2012, the Company has diesel derivative swap contracts for 250 notional Bbls per day for 2013 at an average per Bbl fixed price of $111.30. The diesel derivative contracts are priced at an index that is highly correlated to the prices that the Company incurs to fuel its drilling rigs and fracture stimulation fleet equipment. The Company purchases diesel derivative swap contracts to mitigate fuel price risk.

Interest rate derivatives. As of June 30, 2012, the Company had interest rate derivative contracts that lock in a fixed forward annual interest rate of 3.06%, for a 10-year period ending in August 2022, on a notional amount of $200 million.  These derivative contracts mature and settle by their terms during August 2012. The Company also had interest rate derivative contracts that lock in a fixed forward annual interest rate of 3.21%, for a 10-year period ending in December 2025, on a notional amount of $250 million.  These derivative contracts mature and settle by their terms during December 2015.

Marketing and basis transfer derivatives. Periodically, the Company enters into gas buy and sell marketing arrangements to fulfill firm pipeline transportation commitments.  Associated with these gas marketing arrangements, the Company may enter into gas index swaps to mitigate price risk.

From time to time, the Company also enters into long and short gas swap contracts that transfer gas basis risk from one sales index to another sales index.  The following table presents Pioneer’s open marketing and basis transfer derivative positions as of July 17, 2012:

	2012
	Third Quarter	Fourth Quarter

Average Daily Gas Production Associated with Marketing Derivatives (MMBtu):
Basis Swap Contracts:
Index swap volume	40,000	13,478
Price differential ($/MMBtu)	$0.25	$0.25
Average Daily Gas Production Associated with Basis Transfer Derivatives (MMBtu):
Basis Swap Contracts:
Short index swap volume	5,000	1,685
NGI-So Cal Border Monthly price differential ($/MMBtu)	$0.12	$0.12
Long index swap volume	(5,000)	(1,685)
IF-HSC price differential ($/MMBtu)	$(0.05)	$(0.05)